                                                                    EXHIBIT 24.1

                       Independent Accountants' Consent
                       --------------------------------

The Board of Directors
Provena Foods, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-23852) on Form S-8 of Provena Foods, Inc. of our report dated February 6, 1995, relating to the balance sheets of Provena Foods, Inc. as of December 31, 1995 and 1994, and the related statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Provena Foods, Inc.

                                             KPMG Peat Marwick LLP

Orange County, California
February 28, 1996